EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record March Sales of $184.6 Million, an Increase of 38.5%
Same Store Sales Increased 29.2%
Raises First Quarter EPS Guidance

Warrendale, PA, April 6, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended April 2, 2005 increased 38.5% to a record $184.6 million, compared to $133.3 million for the month ended April 3, 2004. Comparable store sales increased 29.2% for the March period.

Total sales for the nine-week period ended April 2, 2005 increased 39.8% to $311.5 million, compared to $222.8 million for the nine-week period ended April 3, 2004. Comparable store sales for the American Eagle Outfitters stores increased 30.5% for the nine-week period.

Based on strong March results, the company is raising its first quarter earnings guidance to a range of $0.30 to $0.31 per share. Note that this guidance does not include the impact from the implementation of Financial Accounting Standards No. 123R, "Share Based Payments", which the company will adopt during the third quarter as required. The company's earnings in the first quarter of last year were $0.18 per share from continuing operations. Additionally, the company's previous first quarter earnings guidance was $0.26 to $0.27 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 777 AE stores in 49 states, the District of Columbia and Puerto Rico, and 70 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter sales and earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our first quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857